Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Penn Virginia Corporation on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Penn Virginia Corporation on Forms S-3 (File No. 333-214709 and File No. 333-216756) and Forms S-8 (File No. 333-213979 and File No. 333-233364).

/s/ GRANT THORNTON LLP
Houston, Texas
February 28, 2020